Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2009 FIRST QUARTER RESULTS

San Francisco, CA – August 28, 2008 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights1
•	First quarter net sales growth of 15.9% reflects very strong existing volume growth, pricing actions, as well as new product volume.

•	Loss from continuing operations was favorable versus expectations, with diluted EPS of ($0.04) which compares to $0.01 in Q1F08 (which included $0.01 for transformation); reflects higher inflationary and other operational costs.

•	F09 guidance is maintained with net sales growth of 6% to 8% above F08 net sales of $3.2 billion and diluted EPS from continuing operations toward the lower end of the $0.58 to $0.62 range.
Del Monte Foods First Quarter Results
Del Monte Foods today reported net sales for the first quarter fiscal 2009 of $726.2 million compared to $626.8 million last year, an increase of 15.9%. Income (loss) from continuing operations was ($8.0) million, or ($0.04) earnings (loss) per share from continuing operations (EPS), compared to $1.7 million, or $0.01 EPS in the previous year. Results for the first quarter fiscal 2008 included $0.01 of transformation-related expense.
“I am pleased with the Company’s quarterly topline performance driven by strong volume, primarily in Consumer Products, as well as effective pricing actions and successful new product

1 In June 2008, the Company announced that it plans to sell its seafood business, including StarKist. Unless otherwise noted, all of Del Monte’s financial information included in this press release excludes the seafood business, which is reported as discontinued operations.

sales,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “However, our businesses continue to be negatively impacted by inflationary cost pressures which further accelerated during the first quarter. While additional pricing actions were implemented, our margins for the quarter, as expected, reflected cost increases in advance of our pricing actions. Combating cost increases through pricing actions and productivity gains remains a critical priority and we believe we are on track to offset costs in the back half of fiscal 2009. Importantly, our team is aggressively focused on our accelerated growth strategy to both unleash the power of our core brands and drive our Pet and Packaged Produce growth engines. These are core initiatives for our future performance which we believe will combine with our pricing and productivity actions to achieve long-term sustainable EPS growth.”
The 15.9% increase in net sales for the quarter reflects strong topline growth driven by existing volume growth primarily in Consumer Products and by the benefit of pricing and new product growth across the portfolio. Gross margins, as expected, were significantly impacted during the first quarter as the timing of the Company’s pricing actions trailed the significant run up in inflationary and other operational costs.
First quarter EPS of ($0.04) was down $0.05 from first quarter fiscal 2008 EPS of $0.01. The positive impact of pricing and volume mentioned above was more than offset by higher inflationary and other operational costs, particularly ingredient costs (such as grains, protein and fats) and raw product costs, primarily vegetables. Also impacting the quarter was higher G&A expense, primarily relating to the centralization of marketing and certain related functions in San Francisco, and higher marketing costs reflecting increased investments behind Pet Products, which were almost entirely offset by lower interest expense due primarily to lower rates, as well as the absence of $0.01 of transformation expense as compared to the prior year.
Reportable Segments – First Quarter Results
Consumer Products
For the first quarter, Consumer Products net sales were $383.5 million, an increase of 20.6% from net sales of $317.9 million in the prior year period. The increase in Consumer Products net sales was driven by strong existing volume growth primarily due to an increase in at-home eating occasions as well as strong baseline volume in Vegetables despite pricing actions. In Tomatoes, volume benefited from strong promotional programs, primarily in lower margin channels. As well, pricing actions and new product volume contributed positively to net sales growth.
Consumer Products operating income was essentially flat at $9.8 million in the first quarter fiscal 2009. The positive impact of pricing and volume gains on the topline mentioned above was almost entirely offset by higher inflationary and other costs, due primarily to higher raw product costs (primarily vegetables), logistics costs, and packaging costs. Higher G&A expense primarily related to the centralization of marketing and certain related functions in San Francisco also impacted operating income.
Pet Products
For the first quarter, Pet Products net sales were $342.7 million, an increase of 10.9% over net sales of $308.9 million in the prior year period. The increase was driven primarily by pricing, as well as new and existing product volume growth. Dry pet sales were particularly strong due to promotional programs.
As expected, Pet Products operating income decreased 64.9% from $43.9 million in first quarter fiscal 2008 to $15.4 million in first quarter fiscal 2009. The decline in operating income was driven by higher costs, specifically ingredient costs, which spiked to levels in excess of pricing actions. Also negatively impacting the quarter were higher G&A expense primarily relating to the centralization of marketing and certain related functions in San Francisco, higher marketing costs reflecting increased investments, incremental promotional activity, and consumer migration to large sizes, which were partially offset by the positive impact of pricing.
First Quarter EPS

Q1A

Fiscal 2009	($0.04)

Q1A

Fiscal 2008	$0.01
Includes:
F08 Transformation-related expenses	($0.01)

 Outlook
Fiscal 2009
For fiscal 2009, the Company continues to expect net sales growth of 6% to 8% over fiscal 2008 net sales of $3,179.8 million. Fiscal 2009 net sales are expected to be driven by strong growth across the portfolio, particularly in the Pet Products segment.
The Company is maintaining its guidance for fiscal 2009 diluted EPS from continuing operations toward the lower end of the $0.58 to $0.62 range, which compares to preliminary fiscal 2008 EPS from continuing operations of $0.60 (which included $0.08 of transformation-related expense).
Factors Impacting Fiscal Year Guidance
EPS from Continuing Operations

	Full Year
	F09 Guidance	F08[1]
	Lower End $0.58-$0.62	$0.60
Includes:
Transformation-related expenses	-	($0.08)
1 Preliminary fiscal 2008 GAAP financial results. Numbers are an approximation and are subject to change.
In fiscal 2009, the Company continues to expect cash provided by operating activities, less cash used in investing activities to be toward the lower end of $450 to $470 million, which includes approximately $300 million relating to the expected sale of our seafood business. The Company is maintaining adjusted cash flow2 guidance for fiscal 2009 toward the lower end of $150 to $170 million. This compares to fiscal 2008 cash flow of $207.2 million.
Fiscal 2008
The Company reported $0.66 diluted EPS in fiscal 2008, which included the seafood business now reported as discontinued operations. The Company has determined that GAAP requires the Company to allocate the interest expense associated with the debt required to be repaid in connection with the planned sale of the seafood business to discontinued operations. Accordingly, $0.06 of fiscal 2008 interest expense has now been reallocated from continuing

2 DLM defines cash flow as cash from operating activities, less cash used in investing activities. Del Monte also uses adjusted cash flow which, in general, excludes cash used in or provided by large acquisitions or divestitures. Adjusted cash flow for F09E excludes $300 million relating to the expected sale of the seafood business, including StarKist.

operations to discontinued operations. The Company now expects to report fiscal 2008 EPS from continuing operations of $0.60 and EPS from discontinued operations of $0.06, compared to prior preliminary results of $0.54 and $0.12, respectively, as previously provided. The $0.06 difference in fiscal 2008 diluted EPS from continuing operations is anticipated to impact the first half and second half of fiscal 2008 approximately evenly.
Fiscal 2008 EPS

	Full Year
	Prior	8/28/2008
EPS - Total	$0.66	$0.66
EPS from Continuing Operations	$0.54	$0.60	[1]
EPS from Discontinued Operations	$0.12	$0.06	[1]
[1] Preliminary fiscal 2008 GAAP financial results. Numbers are an approximation and are subject to change.

Operating Income and EPS Impact of Transformation, Integration, and Purchase
Accounting Factors by Reportable Segment

	Pet Products	Consumer Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A
F08 Q1
Transformation-related expenses	($0.4)	($0.2)	($5.2)	($5.8)	($0.01)	($0.2)	($5.6)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.4)	($0.2)	($5.2)	($5.8)	($0.01)	($0.2)	($5.6)
1 May not sum due to rounding.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2009 first quarter results at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 2009 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical, quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.7 billion in net sales in fiscal 2008 (including sales generated by operations now classified as discontinued operations). With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Non-GAAP Financial Measures
Del Monte Foods Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures. The non-GAAP cash flow measures that the Company is using to compare its fiscal 2009 guidance to its fiscal 2008 results exclude cash expected to be provided by the planned sale of the seafood business, including StarKist. Del Monte uses this non-GAAP financial measure internally to benchmark its performance against its performance in fiscal 2008, which had not included such a large divestiture, and believes this information is also helpful to investors. When looking internally at year-over-year changes in cash flow, the Company generally excludes the cash used in or provided by large acquisitions or divestitures, such as the now-expected fiscal 2009 divestiture of the seafood business, the fiscal 2007 acquisitions of Meow Mix and Milk-Bone and the fiscal 2006 divestiture of its soup and infant feeding businesses, and it is providing fiscal 2009 guidance on the same basis. The Company cautions investors that the non-GAAP financial measures presented are intended to supplement the Company’s GAAP results and are not a substitute for such results. Additionally, the non-GAAP financial measures used by Del Monte may differ from non-GAAP measures used by other companies.

Reconciliations of Non-GAAP Financial Measures
(in millions)
Selected Cash Flow Data

	Fiscal Year Ended
	May 3, 2009		April 27,
	(guidance)		2008
Net cash provided by operating activities, as reported (GAAP)	$190 - $200		$286.9
Net cash provided by (used in) investing activities, as reported (GAAP)	260-270		(79.7)

Cash flow	450-470		207.2

Net proceeds from large divestitures	(300)	[1]	—

Cash flow, as adjusted	$150 - $170		$207.2

1 Relates to expected sale of seafood business; subject to working capital adjustment.
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to preliminary fiscal 2008 results and future financial operating results and related matters, including expected proceeds from the sale of our seafood business, the expected cost environment as well as the expected impact of pricing actions, the accelerated growth strategy, and productivity actions.
Factors that could cause actual results to differ materially from those described in this press release include, among others: cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, tuna, grains (including corn), and meat by-products (including fats and oils); our ability to increase prices and manage the price gap between our products and competing private label and branded products; our ability to reduce costs; the accuracy of our assumptions regarding costs; logistics and other transportation-related costs; our debt levels and ability to service, reduce or refinance our debt and comply with covenants; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; effectiveness of marketing and trade promotion programs; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our efforts to centralize all marketing functions or by our planned sale of our seafood business; the timing, proceeds and impact of our planned sale of our seafood business (including the related expected operating services agreement and accounting for discontinued operations); transformative plans intended to improve the performance and market share of our businesses; changing consumer and pet preferences; distribution; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; industry trends, including changes in buying, inventory and other business practices by customers; interest rate fluctuations; hedging practices; weather conditions; crop yields; natural disasters; contaminated ingredients; recalls; product liability claims and other litigation; changes in U.S., foreign or local tax laws and effective rates; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; any departure from Terminal Island, CA; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; and other factors.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization and currently does not intend to repurchase shares under this authorization in fiscal 2009. The Company may resume repurchases at any time and, subsequently, may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

For all periods presented, the operating results and assets and liabilities related to the seafood business, including StarKist, have been classified as discontinued operations.
DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(in millions, except per share data)

	Three Months Ended
	July 27,		July 29,
	2008		2007
	(Unaudited)
Net sales	$726.2		$626.8
Cost of products sold	566.8		457.9

Gross profit	159.4		168.9
Selling, general and administrative expense	146.1		132.8

Operating income	13.3		36.1
Interest expense	27.6		32.8
Other (income) expense	(1.1)		0.6

Income (loss) from continuing operations before income taxes	(13.2)		2.7
Provision (benefit) for income taxes	(5.2)		1.0

Income (loss) from continuing operations	(8.0)		1.7

Income (loss) from discontinued operations before income taxes	(3.0)		2.8
Provision (benefit) for income taxes	(0.9)		1.0

Income (loss) from discontinued operations	(2.1)		1.8

Net income (loss)	$(10.1)		$3.5

Earnings (loss) per common share
Basic:
Basic Average Shares	197.7		202.6
EPS - Continuing Operations	$(0.04)		$0.01
EPS - Discontinued Operations	(0.01)		0.01

EPS - Total	$(0.05)		$0.02

Diluted:
Diluted Average Shares	197.7	(a)	205.6
EPS - Continuing Operations	$(0.04)		$0.01
EPS - Discontinued Operations	(0.01)		0.01

EPS - Total	$(0.05)		$0.02

(a)	Basic shares were used to calculate diluted earnings per share. Due to the net loss incurred in first quarter of fiscal 2009, adding back the effect of potentially dilutive securities would have resulted in anti-dilution.

Del Monte Foods Company - Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended
	July 27,	July 29,
Net Sales:	2008	2007
	(Unaudited)
Consumer Products	$383.5	$317.9
Pet Products	342.7	308.9

Total company	$726.2	$626.8

Operating Income by Segment
(in millions)

	Three Months Ended
	July 27,	July 29,
Operating Income:	2008	2007
	(Unaudited)
Consumer Products	$9.8	$9.5
Pet Products	15.4	43.9
Corporate (a)	(11.9)	(17.3)

Total company	$13.3	$36.1

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months ended July 27, 2008 and July 29, 2007, Corporate includes zero and $5.2 of transformation-related expenses, respectively, including all severance-related restructuring costs associated with the transformation plan.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except per share data)

	July 27,	April 27,
	2008	2008
		(derived from
		audited financial
	(Unaudited)	statements)
ASSETS

Cash and cash equivalents	$8.6	$25.6
Trade accounts receivable, net of allowance	221.1	277.0
Inventories	759.6	662.1
Assets held for sale	305.2	278.6
Prepaid expenses and other current assets	123.6	91.3

TOTAL CURRENT ASSETS	1,418.1	1,334.6

Property, plant and equipment, net	644.1	650.1
Goodwill	1,337.7	1,337.7
Intangible assets, net	1,189.2	1,191.1
Other assets, net	30.8	32.8

TOTAL ASSETS	$4,619.9	$4,546.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$491.8	$471.9
Short-term borrowings	58.1	0.3
Current portion of long-term debt	39.6	37.2
Liabilities held for sale	27.4	17.9

TOTAL CURRENT LIABILITIES	616.9	527.3

Long-term debt	1,843.1	1,854.8
Deferred tax liabilities	406.8	397.4
Other non-current liabilities	263.6	266.3

TOTAL LIABILITIES	3,130.4	3,045.8

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized:
500.0; 214.8 issued and 197.4 outstanding at July 27, 2008 and 214.7 issued and 197.3 outstanding at April 27, 2008)	$2.1	$2.1
Additional paid-in capital	1,039.5	1,034.7
Treasury stock, at cost	(183.1)	(183.1)
Accumulated other comprehensive income	10.5	8.2
Retained earnings	620.5	638.6

TOTAL STOCKHOLDERS’ EQUITY	1,489.5	1,500.5

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,619.9	$4,546.3

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended
	July 27,		July 29,
	2008		2007
	(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(10.1)		$3.5
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	27.1		25.7
Deferred taxes	0.6		6.8
Loss on asset disposals	0.4		0.4
Stock compensation expense	2.8		3.2
Other non-cash items, net	(2.0)		(0.5)
Changes in operating assets and liabilities	(58.7)		(65.2)

NET CASH USED IN OPERATING ACTIVITIES	(39.9)		(26.1)

INVESTING ACTIVITIES:
Capital expenditures	(18.6)		(22.5)
Net proceeds from disposal of assets	—		0.1

NET CASH USED IN INVESTING ACTIVITIES	(18.6)		(22.4)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	89.3		115.6
Payments on short-term borrowings	(31.5)		(54.5)
Principal payments on long-term debt	(9.3)		(7.4)
Dividends paid	(7.9)		(8.1)
Issuance of common stock	0.7		2.7

NET CASH PROVIDED BY FINANCING ACTIVITIES	41.3		48.3

Effect of exchange rate changes on cash and cash equivalents	0.3		(0.8)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(16.9)		(1.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	25.7	[1]	13.0

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8.8	[2]	$12.0

[1]	Includes $0.1 of cash included in assets held for sale

[2]	Includes $0.2 of cash included in assets held for sale

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com